Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SINTX Technologies, Inc.

Salt Lake City, Utah

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2022, , except for the subsequent events occurring after March 25, 2022 and the effects of the reverse stock split described in Note 15, as to which the date is January 31, 2023, relating to the consolidated financial statements of SINTX Technologies, Inc., and subsidiaries (collectively, the Company), as of December 31, 2021 and 2020 and for each of the years then ended, appearing in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ TANNER LLC

Lehi, UT
January 31, 2023